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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 5, 2001



                           CALIPER TECHNOLOGIES CORP.
               (Exact name of registrant as specified in charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


         0-28229                                         33-0675808
(Commission File Number)                    (I.R.S. Employer Identification No.)


                               605 FAIRCHILD DRIVE
                          MOUNTAIN VIEW, CA 94043-2234
              (Address of principal executive offices and zip code)



                                 (650) 623-0700
              (Registrant's telephone number, including area code)

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Item 5. Other Events.

     On February 1, 2001 Caliper Technologies Corp. announced its fourth quarter financial results for 2000. The selected financial information is set forth at the end of this Item 5. For the quarter ended December 31, 2000, Caliper reported a net loss of $5.8 million, or $0.25 per diluted share, as compared to a net loss of $6.2 million, or $0.38 per diluted share, for the same quarter last year. Included in the net income for the fourth quarter of 2000 is $1.3 million, or $0.05 per diluted share, in reimbursements from Caliper's collaboration partner Agilent Technologies for litigation expenses pertaining to Aclara Biosciences' patent suit against Caliper, which was recently settled. For the fiscal year ending December 31, 2000, Caliper reported a net loss of $13.3 million, or $0.61 per diluted share, as compared to a net loss of $14.4 million, or $0.92 per diluted share, for the 1999 fiscal year. Included in the net loss for the 2000 fiscal year is the cumulative adjustment of $2.3 million, or $0.11 per diluted share, for the effect of Staff Accounting Bulletin 101 (SAB 101) on revenue recognition adopted by Caliper in the first quarter of the 2000 fiscal year. Offsetting the net loss in fiscal year 2000, in addition to the fourth quarter litigation reimbursement from Agilent noted above, is the $12.0 million, or $0.55 per share, from settlement of the breach of duty and trade secret litigation signed in the third quarter of 2000.

     Total revenues were $5.0 million for the quarter ended December 31, 2000, as compared to $3.2 million in revenues for the same period in 1999, representing a 55% increase. Slightly more than half of this increase is attributable to product sales associated with Caliper's collaboration with Agilent Technologies with the remainder coming from Caliper's Technology Access Program. For the fiscal year, total revenues increased 54% to $18.6 million in 2000 as compared to $12.1 million in 1999. Operating expenses for the fourth quarter of 2000 increased over operating expenses in the comparative quarter of 1999 primarily due to expanded research and development activities, including intellectual property matters. Also contributing to expenses were the increased administrative costs associated with being a public company. Cash and investments totaled $191.7 million at December 31, 2000, which includes the $104.9 million in net proceeds received in the third quarter of 2000 from a private placement of 2.3 million shares of Caliper's common stock.

     Caliper further reported that its financial performance in the fourth quarter of 2000 was driven by revenue from product sales of the personal laboratory system and high throughput screening systems, as well as R&D support. It also benefited from the payment of $1.3 million from Agilent Technologies (or $0.05 per share) for litigation expenses, in the form of reimbursement, which was recorded as income but not revenue. Taking this into account, if the one time loss effect of the SAB 101 accounting change (cumulative loss of $0.11 per share) were factored out, and the unanticipated favorable litigation settlement of $12 million (income of $0.55 per share) were also factored out, Caliper's EPS loss for 2000 would be $1.05.

     Caliper further reported that highlights of the fourth quarter of 2000 include commercialization of a new protein application for the Agilent 2100 Bioanalyzer, progress in advancing Caliper's TAP customers' transition to full production screening, the signing of a new ADP customer, described below, and the comprehensive litigation settlement with Aclara, finalized just after the close of the quarter.


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     In September 2000, Caliper introduced the Automated Microfluidics System
AMS 90, or "AMS 90," designed to perform automated, high throughput nucleic acid analysis using Caliper's proprietary sipper chip technology. Targeted to microarray and cloning labs that analyze hundreds of samples per day, the AMS 90 offers several advantages over conventional technology. Caliper has already received orders for this system, which it anticipates shipping later in the first quarter 2001. In late December, Caliper established a collaboration with Structural GenomiX, announced in early January, to accelerate the development of LabChip(R) proteomics applications for the AMS 90, and anticipates introducing a protein analysis application later in 2001.

     Caliper's joint applications development program, introduced in March with Millennium Pharmaceuticals as the first customer, was formalized later in the year as the Applications Developer Program, or "ADP." In this program, Caliper provides customers with microfluidic instruments, standard chips, custom-designed chips and training to enable them to create their own LabChip(R) applications. In December, GlaxoSmithKline joined the ADP to collaborate with Caliper to develop new LabChip(R) applications in synthetic chemistry. The ADP is the first implementation of Caliper's distributed applications development strategy intended to expand is applications menus and permeate multiple industries with LabChip(R) products. Today, Caliper is in discussions with potential customers in several industries.

     Caliper further reported that one of the major milestones in the fourth quarter was the recommendation from Underwriters Laboratories that Caliper receive ISO 9001 certification for manufacturing of its chips and reagents. ISO, the International Standards Organization, sets international standards for quality in product manufacturing and production. ISO 9001 certification is voluntary and is a measure of Caliper's commitment to ongoing delivery of quality products to customers.

     Caliper further reported that customer acceptance of the personal laboratory system, commercialized by Agilent Technologies as the Agilent 2100 Bioanalyzer, continued to grow in the fourth quarter. Instrument and LabChip(R) kit orders roughly doubled quarter over quarter during 2000. These statements are historical statements, and should not be taken as an indication of future performance. Shipment of the Protein 200 LabChip(R) kit began in late November.

Note: The forgoing discussion contains forward-looking statements, identified by using the word "anticipates," regarding Caliper's expectations as to the development and timing of shipping the AMS 90 and introduction of additional applications for the AMS 90 and its expectations concerning new programs such as the AMS 90 and ADP. Actual results may differ materially from Caliper's beliefs and expectations as a result of numerous risks and uncertainties, including the risks: that Caliper's LabChip(R) systems are new and may not achieve market acceptance; that Caliper and its customers may encounter technical or other difficulties preventing or delaying the introduction of new products or enhancements; and that Caliper's customers may not perform under the agreements as Caliper expects. These and other risks related to Caliper are detailed in Caliper's recent prospectus, filed on January 19, 2001, under the caption "Risk Factors."


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

                           CALIPER TECHNOLOGIES CORP.
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

STATEMENTS OF OPERATIONS              Three Months Ended       Year Ended
                                         December 31,           December 31,
                                        2000       1999       2000        1999
Revenue                               $  4,988   $ 3,228     $ 18,564   $ 12,087

Costs and expenses:
  Research and development              11,675     6,113       35,997     18,415
  General and administrative             2,486     1,825        9,787      5,312
  Amortization of deferred
   stock compensation                      882     1,888        4,545      3,885

Total costs and expenses                15,043     9,826       50,329     27,612

Operating loss                         (10,055)   (6,598)     (31,765)   (15,525)

Interest income, net                     2,940       351        7,468      1,152

Litigation settlement and/or
 reimbursement                           1,274        --       13,274         --

Net loss before accounting change       (5,841)   (6,247)     (11,023)   (14,373)

Cumulative effect of a change
 in accounting principle                    --        --       (2,294)        --

Net loss                              $ (5,841)  $(6,247)    $(13,317)  $(14,373)

Net loss per share - basic
 & diluted
  Net loss before accounting
   change                             $  (0.25)  $ (0.38)    $  (0.50)  $  (0.92)
  Cumulative effect of a change
   in accounting principle                  --        --        (0.11)        --
  Net loss                            $  (0.25)  $ (0.38)    $  (0.61)  $  (0.92)

Shares used in computing net
 loss per share - basic & diluted       23,602    16,652       21,853     15,578


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
BALANCE SHEET                                              December 31,
                                                        2000         1999
Cash, cash equivalents and short-term
 marketable securities                                $142,597     $ 73,292
Other current assets                                     7,467        2,096
Long-term marketable securities                         49,102       26,924
Property and equipment, net                              9,101        5,346
Other assets                                             4,247        1,189

Total assets                                          $212,514     $108,847


Current liabilities                                   $ 11,691     $  7,078
Long-term obligations                                    4,366        3,906
Stockholders' equity                                   196,457       97,863

Total liabilities and stockholders' equity            $212,514     $108,847


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CALIPER TECHNOLOGIES CORP.



DATE: February 5, 2001                  By: /s/ James L. Knighton
                                           -------------------------------------
                                           James L. Knighton
                                           Vice President, Finance and
                                           Chief Financial Officer



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